Exhibit 99.2

Event Name: ClearSign Technologies Full Year 2023 Conference Call

Event Date: Tuesday, April 23, 2024, 5:00 p.m. Eastern Time

Officers and Speakers

Matthew Selinger; Firm IR Group

Brent Hinds; Chief Financial Officer

Jim Deller; Chief Executive Officer

Analysts

Amit Dayal; H.C. Wainwright

Presentation

Operator: Good afternoon, and welcome to the ClearSign Technologies Fourth Quarter and Full Year 2023 Conference Call.

(Operator Instructions)

Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger of Firm IR Group. Please go ahead.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation Fourth Quarter and Full Year 2023 Results Conference Call.

During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2023 annual report on Form 10-K for the period ended December 31, 2023.

So except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

On the call with me today are Jim Deller, ClearSign's Chief Executive Officer; and Brent Hinds, ClearSign's Chief Financial Officer.

At this point in the call, I would like to turn the call over to CFO Brent Hinds. So Brent, please go ahead.

Brent Hinds: Thank you, Matthew, and thank you to everyone joining us here today.

Before I begin, I'd like to talk about our most recent news, which was the completion of our capital raise. In short, we successfully raised approximately $9.3 million in gross proceeds through two separate offerings: one, an underwritten public offering; and the second, a concurrent private placement. If we added the net proceeds to our 2023 year end balance sheet, we would have reported approximately $13.7 million in cash and cash equivalents after this raise. A more detailed description of these offerings is included in our current report on Form 8-K filed with the SEC last Friday, April 19. This added working capital gives us more flexibility as we execute our commercial growth plans, and Jim will give more specifics about this and the use of this capital.

Now I'd like to shift and discuss our 2023 year end financial results. As a reminder, I would like to point out that our financial results were included in our annual report on Form 10-K, which was filed with the SEC on April 1.

For the fourth quarter of 2023, the company recognized approximately $1.3 million in revenues, compared to $50,000 for the same comparable period in 2022. I do want to make a key note about our fourth quarter 2023 results: We reported gross profit margin of 43.9%, which was a 12.8% increase compared to our prior year gross margin. This increase was primarily driven by shipments of our process burners.

For our full year 2023 results, our revenues amounted to $2.4 million, compared to $374,000 for the same period in 2022. This was a 642% increase over the prior year. The year-over-year increase in revenues was driven in large part by our two ongoing California refinery process burner projects.

Now I'd like to shift focus from revenue to cash. Our net cash used in operations for the quarter ended December 31, 2023, was approximately $1.5 million, compared to approximately $1 million for the same period in 2022. This $500,000 year-over-year increase was driven by project execution costs.

Now turning our focus from cash to the income statement. Our net loss for the fourth quarter in 2023 was approximately $1 million, which is a favorable decrease of $300,000 compared to the same period in 2022. Net loss for the full year 2023 was approximately $5.2 million, which is approximately a $500,000 decrease year-over-year compared to the prior year net loss of $5.8 million. The year-over-year decrease was predominantly due to our overall increase in gross profit and increased sales volume.

From a financial perspective, we believe we are much better positioned to scale projects and partnerships. Said differently, this capital raise has bolstered our balance sheet, and we believe this will instill greater confidence in our customers and suppliers when doing business with us.

And with that, I'd like to turn the call over to our CEO, Jim Deller. Jim?

Jim Deller: Thank you, Brent, for the financial overview. As always, I'd like to thank everyone for joining us on this call today and for your interest in ClearSign.

On today's call, as usual, I'll review our business segments, starting with our process burners, followed by boiler burners, and then discuss the outlook for the coming year. I do not have a lot to report regarding our China operations. We do have some new developments in technology and government validation, in addition to business progress, including both successful startups and new sales that we will cover in this call. As Brent discussed earlier, we have also just completed a capital raise. I will discuss this, and particularly what that means for our business, and how that positions ClearSign for the future.

Before I start, I want to give a quick update on our open position on our Board of Directors. We do have a highly qualified independent director identified, and we anticipate completing their engagement in the coming days. As always, we will issue a press release with those details as soon as this is completed.

I will now turn to the developments in our process burner line. We have a number of significant developments, some of which are tangible and have resulted in press releases, which I'll elaborate on today. Others are more subtle, but nonetheless encouraging, and are worthy of discussion.

I will start with what may be the most meaningful announcement we have made for our long-term business. On February the 13th, we announced that following a year-long process of assessing operational fired equipment, review and feedback from industry and other stakeholders, and an assessment of economic benefit, that California regulators established two new best available control technology, or BACT, thresholds based on the long-term performance and proven NOx emissions of ClearSign process burners. These two categories were process heaters with a single burner and process heaters with multiple burners.

While this designation does not stipulate the technology to be used, it does set the performance levels on which future regulations and permits should be justifiable by both industry and regulators. That being said, the regulators do separately maintain a technology clearinghouse register that lists the technologies proven to meet the BACT performance, and as our burners were used to set these new limits, they are automatically included on that register.

What is also significant is that there is not a BACT program in every state. In fact, there are only two in the USA: California and the federal EPA. The expectation is that once established in California, the data will roll up to the federal, national level.

So why is this important? Firstly, this assessment was made considering all equipment operational in California, so providing the technology that sets what is designated the best performance is a meaningful achievement. Additionally, the assessed equipment has to be operational long-term to be considered, and the recommendations go through a process of public and industry review and comment, which further validates the reliability of our solutions. And going forward, we believe that this will set a guide for all future regulations, permanent applications, not only in California but also referenced by other states as they develop and update their NOx regulations.

In the near-term, this determination is a great validation of our technology in the industry, providing another data point for our prospective customers who understand the great value of what we provide, but are also looking for comfort in other operating reference users before committing to a technology that is not yet familiar to them or something they are used to.

Since we last spoke, we have completed the installation and startup of our two most significant process heaters to date. These heaters are side by side, one fitted with eight burners, which is completed first, and this was included in our press release on January the 17th announcing the successful third-party performance test for this heater, and the second fitted with five burners was retrofitted late March and was tested earlier this month. We are waiting for the official third-party confirmation, but our observations of the formal testing give us confidence to believe that our emissions were comfortably below our guarantees.

We believe these installations are meaningful as references for us, but also the revenue the projects provide. Beyond that, I believe that what we have achieved here will receive attention in our technical custom community. The fuel gas on this application varies from almost zero to 80% hydrogen, and the burners operate throughout that range. In addition, the firing is so intense in one of the heaters that it is double the industry-recommended level. It is our understanding that this client initially sought a back-end catalytic clean-up system, commonly known as an SCR, due to the technical needs and demands of these heaters, but given the complexity and magnitude of that solution, the client changed its course and selected our ClearSign solution instead.

We believe that by successfully completing these projects, we have made a powerful statement for ClearSign, significant to both our customer base and also the regional air regulators. While both of these are valuable additional installations in the field showcasing our technology, each one of these has a unique story, which we intend to build on as the basis for confidence presentations, whitepapers, et cetera, to assist recognition of what we can provide in the industry and to support our sales efforts. This client was already a repeat customer of ClearSign's, and we anticipate that there will be future opportunities for us to work together on this site.

The other 20-burner California project is also progressing, but on a less tight timeframe. As we previously stated, the final witnessed testing went as planned. These burners are now being fabricated by our partner Zeeco and are scheduled to be shipped to our client in the Los Angeles area of California late in the third quarter this year. When up and running, these will be another two heaters, this time with eight and 12 burners, which will provide a very significant reference for us, especially given their location in the large refining hub in the LA area.

At this time, we do not have the exact date of the site shutdown during which these burners will be installed, but our client has indicated early 2025. Bear in mind that there are a lot of activities included in these refinery shutdowns, so the timing process is complex and dependent on many factors. We will be able to invoice and receive payment and recognize revenue upon the delivery of the burners, and only a small portion of the related purchase order will remain until installation.

As we have said in the past, we very much believe that a lot of the industry is watching these larger multi-burner orders. We believe that the effect of being able to reference the very recent startup of the two heaters at the California refiner has been significant and has resulted in a marked change in attitude and response when talking to customers. To give color, in the past few months, we have had two global refiners taking it upon themselves to contact the engineering companies working on projects for them and asking them to make sure that they include ClearSign in their evaluations. We have also had a global hydrogen producer reach out to us directly to pre-emptively start the process of adding ClearSign to their approved vendors list.

Our Department-of-Energy-funded hydrogen project is progressing. We have the first burner fabricated and installed for testing, which is not expected to the final production version and is likely best described as the first physical draft of what we expect to the production version. Nonetheless, it is good to see all the design and engineering work put into this project manifest into a physical product, and we're excited to see how it performs in the test furnace. I look forward to providing updates as this project continues.

It is also encouraging that we are already receiving inquiries about when this burner will be ready, in addition to expressions of interest from customers looking for solutions and wanting to discuss opportunities to be one of our first demonstration sites for these hydrogen burners.

Before moving on to our boiler product line, I want to talk about a new development that has gained significant traction in the past few months. The reason for talking about it now is that it is a hybrid of our process burner and boiler technologies, and markets that I believe is developing into a whole new business segment.

Previously, we announced the sale of a burner into a chemicals manufacturer in the Gulf Coast of Texas, and that this burner was an application tangential to our boiler burner product line, and the heater was a horizontally fired heater built by heater company Tulsa Heaters, based here in Tulsa. This application has opened up a range of new opportunities for us requiring low-NOx in horizontally fired applications of a similar nature, including inquiries from a global oil company and another from a major energy infrastructure company. We are also discussing developing a standard offering with Tulsa Heaters Midstream of their low-NOx client needs.

For Tulsa Heaters Midstream, this is projected to provide a strategic advantage, enabling them to offer a best-in-class, low-NOx heater that doesn't require an SCR system, and a lower starting price and lower operating cost for their customers. To add a data point to this development, Tulsa Heaters Midstream is hosting a customer seminar in the coming weeks and have asked to include ClearSign burners as part of their presentation to their customers, a request we are of course happy to support.

A significant component of this development has been a recent investment we have made in our in-house capabilities. Back in November, we announced the hiring of Matthew Martin as our Chief Technology Officer, and we discussed his background and expertise in our last call. One of his many credentials is that he is a world-class practitioner of a very sophisticated computer modeling technology that allows us to predict the structure, flame patterns, heat transfer and chemistry of flames in the heaters or boilers in which they are positioned. We have now invested in this capability, and this has allowed us to not only meet the immediate requirements of this application for us, but to vet the roadmap to develop the next generation of horizontally fired ClearSign burners. I cannot go into technical details here. We will not be in a position to publicize details in the short term, while we are still ensuring our new intellectual property is protected. I do believe that this will be significant for this new market and will also have implications for our boiler burner markets.

Turning to our burner boiler product line, we are happy to report that our first permanent installation in California continues to run well, and we have been using these as demonstration sites that prospective customers can visit while looking to purchase. In terms of order flow, we were also able to announce, back on February 21, our first multi-unit commitment for our boiler burner product line. This order is from a fruit and vegetable multi-juice processing company located in California's Central Valley. Our partner, California Boiler, initially received the letter of intent for the purchase of four 475-horsepower burners, including ClearSign Core, or Rogue, burners, followed by their first purchase order in the series of four new boilers. The additional burner orders will be issued concurrent with the construction of additional planned fruit processing lines of the customer. There are also a number of other proposals issued and in discussion. We will of course let you know as we get these over the line.

We have a large 1,200-horsepower burner scheduled to install and start up around midyear on the site of a California recycling business. This burner was sold in February 2023 and was shipped to California in September that year, and has been awaiting installation since then. This boiler is large and falls in the range requiring 2.5 parts per million NOx. This project has been held up in the construction permitting process, which we believe is now resolved. This site will provide a very significant reference for us when up and running, because this will be the first customer site running under a 2.5-parts-per-million NOx guarantee. This is the burner branded as NZN, or near-zero NOx, and truly sets ClearSign apart in the mid- to large California boiler market. We are very much looking forward to getting this burner in operation.

As said at the start of this call, on April 19, we announced final details of our recently completed capital raise. With the recent process burner projects in production and also now in operation, and with our boiler burner product line now also gaining the much-needed reference sites, we believe we are at a point our products will be more readily accepted and sought in the market.

Over the last five years, we have developed our burner technology to offer product platforms that are standardized and products that install and operate like the burners our customers are used to, with the exception that we deliver NOx numbers that allow our customers to avoid having to install very expensive and complex catalytic systems to remove NOx emissions from their boilers and heaters. We have also formed partnerships with leading global and national equipment manufacturers, which allow our projects to be fulfilled with the resources and credentials of these well-established industry stalwarts.

Our markets are also developing. We have seen new regulations issued in California and expect that Texas, Colorado and Salt Lake City are moving in that same direction, and our technology has also been recognized and de facto endorsed by the regulators in California under their BACT review process.

With all this done, we believe our final hurdle to sales will be overcoming the perception of being new to the market. We anticipate that getting these new installations up and running will be fundamental to overcoming this remaining impediment and accelerating our sales, and ClearSign's development as a business.

Our estimate of a run rate to break even is just 160 burners per year. May I remind that the two heaters we have just started up in California included 13 burners, and the order we have in production for the LA area includes 20 burners. We do not believe that this is an extraordinary number, and given the development I have just summarized, we believe that the path to get there is tangible. Simply put, the money we raised was strategic, and based off our estimate of the amount that we believe will be required to get us to that critical point of cash flow breakeven.

In closing, there are a number of significant items to anticipate in the near term. The formal third-party emissions testing, the second recently started up heater, is expected to be impactful in the industry due to the extreme technical complexity of that operation, and we will issue a press release when this performance is officially confirmed. The performance of both of these heaters will provide data for other case studies and industry presentations. These will also be available on our website as they are published. This will be the same for our large boiler burner expected to start up around midyear. We have the hydrogen burner just starting the initial phase of physical testing.

I appreciate that the computer modeling capability we have recently invested in, and the acceleration of the development of our technology that that enables, in conjunction with the addition of people like Matthew Martin, our new CTO, are less tangible looking in from the outside, but from my perspective, and considering the long-term potential of ClearSign, I believe this will be a significant lever in the growth of our business.

I want to acknowledge and thank our California refining customer; the installation we have just completed of two heaters that are critical to the operation of their refinery. The engineering and project teams at both the refinery and ClearSign deserve recognition. The [indiscernible] and replacer projects originally selected catalytic reduction NOx control system and produced the results that we have with quite a significant effort and dedication throughout the project and especially through the startup and the hand-over of the new equipment to the plant operations team.

Ultimately, it is all about sales, revenue and profit. The orders we are executing are generating revenue and the profit margins we anticipated, and our successes are being noted by customers. As I mentioned earlier, we have a heater manufacturer working with us to provide a future offering for their low-NOx applications. We have quotations being provided to engineering companies that were initiated at the request of the global refining end users, and new business segments developing from recent equipment startups. And finally, we also have a de facto validation of the California BACT program that we anticipate will impact inquiries and sales opportunities in the future.

With that, I'd like to open up the call for questions, please, operator.

Questions & Answers

Operator: (Operator Instructions)

Our first question comes from the line of Amit Dayal, Wainwright.

Amit Dayal: So Jim, you gave some color on some of the items that are in the pipeline; from a dollar amount perspective, how much would that translate into, I guess, if there's a backlog number you could share, or maybe some color on how big the pipeline is as of now?

Jim Deller: Hi, Amit, good afternoon. It's good to hear from you. To answer your question, it's -- I think we need to be careful when actually putting a strict dollar figure to our pipeline, because things do move around, but there's some significant developments that I think are worthy of note, and we referenced in the call that there are end-user customers; these are global refiners that are requesting ClearSign to be included in the evaluation of projects that they have placed with engineering companies working for them, so this is the end users basically pulling ClearSign into their projects for assessment.

I can't put dollar figures on that. I don't think it's appropriate. But one of those is in the order of the large order that went into the LA area, and that is, for everyone, that inquiry is not a guarantee of a sale, but it is an expression of interest. It's included in the sales pipeline. But what's significant is that we, I think, for the first time, for ClearSign, we actually have the end users making the requests and going to their engineering companies and asking them to come to ClearSign to make sure that we're included. Up until now, it has always been us pushing our technology out. So those are, in my mind, very significant for our pipeline.

The other comment I made that is also worthy of note, the hydrogen producer coming to ClearSign and taking it on themselves to request that we go through the process to be evaluated for inclusion in their approved vendor list is significant, for the same reason again. This is a global customer, a very technical customer in the field, now coming to ClearSign to make sure that we're available to them to use as a supplier to them for their needs.

So from where we are, we've had a lot of general interest, but those are the big changes to me, and they are -- it shifts back in 2019, when we set out on this path of commercialization and laid out a plan, there were some milestones we identified, and getting to the point that we have, the end user customers pulling and asking for our equipment to be included, and for the engineering companies recommending our equipment, those were key milestones we've identified then, so to finally get to that point now, I think, speaks volumes for the developments here at ClearSign.

Amit Dayal: No, understood. Thank you, Jim, for that. So in that context, right, it looks like interest is building. You have the BACT validation as well. You completed this financing. So is part of the financing going to go toward building a sales team internally? I know you have channel partners, but how are you sort of taking a little bit more control of the sales process with all of these developments?

Jim Deller: The -- I mean, we are developing our sales capability, just with our business structure. That is not only internal function, but it's also through partnerships and outsourcing. We're getting to the point that our technology is being recognized in the industry; from a sales perspective, right, there are a very effective way of making sales in the industry, especially for smaller companies, is to engage with third-party -- call them consultants, sometimes sales agents, but third parties that may carry a -- or represent a number of products. They're talking to the end users and customers all of the time, and very familiar with the projects in their area.

Up until now, it has been a -- ClearSign has been a company that's not been appealing to them because we were not well known in the industry, and from that perspective, we'd be a hard technology to sell. We're now in the process we've got interest from those third parties. So just as an example of what this development does, it's allowing us to expand our sales team, but do that efficiently through leveraging these third-party companies and engaging with them to benefit from their contacts and their personal relationships with the customers. So it's having the technology developed, but also being able to engage others.

In addition to the developments in-house that we're making, I think they are really bolstering our sales capabilities overall on a holistic level.

Amit Dayal: Understood. Thank you, Jim. Just one last one: So for the four quarters of '24, how should we think about sales sort of ramping? I'm sure there's going to be some lumpiness as you make deliveries, et cetera, but are you expecting revenues to just be distributed sort of a little unevenly throughout the year, or how should we think about sort of the cadence of revenues this year?

Jim Deller: So at a practical level, I think that's really what's meaningful. We're not -- we don't want to start making forecasts, but the revenue is a result of work. It's a result of products being shipped and meeting the obligations of those projects. We have shipped and started up the burners in the California refinery, right? We announced the successful startup and proving the emissions of one of those heaters that was installed -- or shipped late last year and started up in January. We've recently shipped burners for the second heater and started that up, shift in March, started up in just the last few weeks. That was very successful. Waiting on the formal documents to declaring the third-party assessment of that, but those products shipping will drive revenue. And then we have the other large order that I mentioned as being fabricated at this time to ship out to California. Shipping those burners is going to be a key milestone for us, along with some boiler burner projects, but those are going to be the major events for our own process at this time. But as you say, Amit, it's -- at this time, with the number of orders that we have, and especially some of them being very large orders with very significant milestones, it is going to create some lumpiness.

Operator: There are no more questions at this time. I would like to turn the call back over to Jim Deller, ClearSign CEO, for any closing remarks.

Jim Deller: Well, thank you, everyone, for your interest and taking the time to participate today. We look forward to updating you regarding our developments and speaking with you on our next call.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.